Exhibit 10.1

DEFERRED STOCK AGREEMENT

THIS DEFERRED STOCK AGREEMENT (the “Agreement”), made as of this 14th day of January, 2010, by and between Summit Financial Services Group, Inc., a Florida corporation (the “Company”), and Marshall T. Leeds (“Grantee”).

W I T N E S S E T H:

WHEREAS, On January 14, 2010, the Company granted the Grantee shares of Deferred Stock under the Plan, as such terms are defined below, subject to shareholder approval of certain amendments to the Plan;

WHEREAS, the Company and Grantee are each desirous of memorializing the grant of such Deferred Stock in this written Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, the parties hereto hereby agree as follows:

1. Award.

(a) Shares. Pursuant to the Company’s 2006 Incentive Compensation Plan (the “Plan”), the Company grants to the Grantee the right to receive an aggregate 2,800,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Deferred Stock”). The Deferred Stock represents a contingent right to receive an equal number of Shares, subject to the vesting requirements and the terms and conditions of delivery, as set forth in this Agreement. Grantee agrees and acknowledges that the issuance of the Deferred Stock under the Plan is subject to shareholder approval of amendments to the Plan to increase the number of Shares underlying the Plan from 12,000,000 to 22,000,000 Shares; and to clarify that the issuance of the Deferred Stock is not subject to the per person award limitations set forth under the Plan.

(b) Plan Incorporated. Grantee acknowledges receipt of a copy of the Plan, and agrees that this award of Deferred Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, including, without limitation, the amendments described in Section 1 above. The Plan, as the same may be amended from time to time, is incorporated herein by reference as a part of this Agreement.

2. Deferred Stock. Grantee hereby accepts the 2,800,000 shares of Deferred Stock granted hereunder and agrees as follows:

(a) Vesting /Delivery Terms

(i) Vesting. Except as otherwise provided for under this Agreement, the Deferred Stock will vest ratably each year over a period of seven years as follows: One-seventh of the Deferred Stock granted hereunder or an aggregate 400,000 shares of Deferred Stock will vest upon each anniversary of this Agreement, with the initial 400,000 shares of Deferred Stock vesting on January 14, 2010. Shares of Deferred Stock which have not been vested are not eligible to be delivered to Grantee under this Agreement. Notwithstanding the foregoing all of the shares of Deferred Stock will immediately vest (a) upon a Change in Control (“Change in Control”), as defined in Section 7.6 of that certain Employment Agreement, by and between the Company and the Grantee, dated as of December 31, 2006 (the “Employment Agreement”), of the Company; or (b) in the event of the Company’s termination of the Grantee’s employment with the Company, provided such termination is not the result of Termination for Cause (“Termination for Cause”), as defined in Section 7.1 of the Employment Agreement; or (c) in the event Grantee terminated his employment with the Company for Good Reason (“Good Reason”), as defined in Section 7.5(d) of the Employment Agreement; or (d) in the event of the death of the Grantee; or (e) in the event of the disability of the Grantee, as defined under Section 7.2 of the Employment Agreement.

(ii) Delivery. All vested shares of Deferred Stock will be delivered to the Grantee upon the earlier of (i) December 31, 2019; (ii) a Change in Control of the Company; or (iii) termination of Grantee’s employment with the Company, except if Grantee terminates such employment and such termination by Grantee is not for Good Reason. Shares of Deferred Stock which have not vested, prior to, at or simultaneously with the time of delivery shall, unless otherwise agreed to by the Company, be forfeited and be rendered null and void immediately with respect to (iii) above, and the Grantee shall have no rights whatsoever to such unvested shares of Deferred Stock. Notwithstanding the foregoing, no Change in Control of the Company shall be deemed to occur for purposes of this Section 2(a)(ii), unless it constitutes the “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation”, with respect to the Company, under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time.

(iii) Transferability. Except by operation of law, the Deferred Stock and the right to receive the Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

(b) Certificates. A certificate evidencing the Shares issued with respect to the vested shares of Deferred Stock shall be issued by the Company in Grantee’s name no later than ten (10) business days after the date of delivery hereunder. Notwithstanding any other provisions of this Agreement, the issuance or delivery of the Shares may be postponed for such period as may be required to comply with applicable requirements of any securities exchange or inter-dealer quotation system or any requirements under any law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver the Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any securities exchange or inter-dealer quotation system.

3. Grantee’s Tax Liability/Withholding.

(i) The Company hereby agrees that it will pay the amount of the Grantee’s income tax liability incurred by him upon delivery of the vested Shares underlying the Deferred Stock (the “Deferred Stock Tax Liability Payment”); provided, however, that the Company’s obligation to pay such tax shall not exceed the amount of the tax benefit the Company receives as a direct result of the delivery of vested Shares underlying the Deferred Stock. Coverage of such tax by the Company shall be made in the form of a bonus to the Grantee, which will be also subject to the same tax coverage by the Company, up to a maximum amount of the Company’s tax benefit derived from such bonus. Notwithstanding anything to the contrary contained in this Section 3, for purposes of this Section 3, the tax benefit the Company receives with respect to any delivery of the Shares underlying the Deferred Stock shall be (i) computed prior to any other deductions taken by the Company resulting from the delivery of any other Shares underlying Deferred Stock and/or the exercise of any other options or share equivalents, and shall be determined based not only on the Company’s taxable income in the year of such exercise or delivery but also based on available tax carrybacks and carryforwards (but only to the extent such carryforwards are actually realized by the Company).

(ii) The amount of the total tax liability of the Grantee after the gross up, as provided above, (and, therefore, the Company’s liability, up to a maximum of the tax benefit to the Company in connection with the foregoing) shall be calculated by the Company at the time of delivery of the Shares underlying the Deferred Stock pursuant to the following convergence formula recognized by the Internal Revenue Service as applicable to calculating such tax liability: I divided by (1 – x) multiplied by x (where “I” is the amount deemed compensation pursuant to the delivery of the Shares and where “x” is the Grantee’s highest marginal income tax bracket). For example, assuming the compensation resulting from delivery of the Shares is $1,000,000, and the Grantee is in the 40% tax bracket, the calculation for the total tax liability would be as follows:

Income (I) x .40(x)	= amount of tax liability
1 - .40 (x)

$1,000,000 x .40	=	$1,000,000 x .40	= $666,666.67 (total tax liability)
1 - .40		.60

(iii) To the extent that the delivery of the Shares underlying the Deferred Stock results in income to Grantee for federal or state income tax purposes in excess of the Company’ s tax liability to Grantee, as described in 3(i) and (ii) above, Grantee shall deliver to the Company at the time of such delivery, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company, may in its sole discretion, among other things, withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

4. Status as a Shareholder. Until the Shares are delivered and issued, the Grantee shall have no rights as a shareholder, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

5. Status of Shares. Grantee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws and/or regulations. Grantee represents and warrants that he is acquiring the Deferred Stock and the Shares underlying the Deferred Stock for investment purposes only and without the intent toward the further sale or distribution thereof. Grantee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and/or regulation and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee (as defined under the Plan) or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Deferred Stock or the Shares.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

8. Section 409A Compliance.

(a) General. It is the intention of both the Company and Grantee that the benefits and rights to which Grantee is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (collectively “Code Section 409A”) to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Grantee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, he/it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Grantee and on the Company).

(b) Distributions On Account Of Separation from Service. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Grantee’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Grantee within the meaning of Code Section 409A.

(c) Six Month Delay for Specified Employees. In the event that Grantee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code

Section 409A, then the Company and Grantee shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after Grantee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of Grantee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without application to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, on this 6th day of October, 2010.

SUMMIT FINANCIAL SERVICES GROUP, INC.

By:	/s/ Steven C. Jacobs
	Name:	Steven C. Jacobs
	Title:	Secretary/Treasurer

GRANTEE

/s/ Marshall T. Leeds
MARSHALL T. LEEDS

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